Exhibit 99.1
Press Release

Investor Relations:
Patricia Rouhafza
Catasys, Inc.
(310) 444-4333
prouhafza@catasyshealth.com

CATASYS RAISES APPROXIMATELY $1 MILLION
IN REGISTERED DIRECT OFFERING

LOS ANGELES, CALIFORNIA — December 21, 2011 — Catasys, Inc. (CATS) announced today that it has entered into agreements to sell approximately 3.3 million shares of its common stock at a price per share of $.30 to accredited investors pursuant to a registered direct offering, representing gross proceeds of approximately $1 million.

Investors will also receive warrants to purchase approximately 3.3 million shares of the Company’s common stock. The warrants have an exercise price of $.30 per share and are exercisable at any time after the closing of the transaction and before the 5th anniversary of such initial issuance date.  The closing of the offering is expected to take place on or before December 23, 2011, subject to the satisfaction of customary closing conditions, including the receipt of all necessary regulatory approvals. Pursuant to the agreement with the institutional investors, the Company will not offer any additional securities off the registration statement and accordingly, the offering is completed.

The Company plans to use the net proceeds from the offering for working capital and general corporate purposes.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM - News), acted as the exclusive placement agent for the transaction.

The securities described above are being offered pursuant to a registration statement on form S-1 (File No. 333-173659), which was declared effective by the United States Securities and Exchange Commission ("SEC") on December 1, 2011. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When filed with the SEC, copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained at the SEC's website at http://www.sec.gov or by request at Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, New York  10020.

About Catasys®
Catasys, Inc. provides specialized health management services to health plans, employers and unions through a network of licensed and company managed health care providers.  The Catasys substance dependence program was designed to address substance dependence as a chronic disease.  The program seeks to lower costs and improve member health through the delivery of integrated medical and psychosocial interventions in combination with long term care coaching, including their proprietary treatment program for alcoholism and stimulant dependence.   For further information, please visit www.catasyshealth.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history and lack of outcomes and statistically significant formal research studies, difficulty enrolling members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

###